Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE BY-LAWS OF MASSBANK CORP.

As Adopted October 16, 2007

The undersigned, being the Secretary of MASSBANK Corp., a Delaware corporation (the “Corporation”), hereby certifies that the Board of Directors of the Corporation approved an amendment to the By-Laws of the Corporation (the “By-Laws”), effective as of the date indicated above.

1. Section 1 of Article IV of the By-Laws is amended by deleting such section in its entirety and substituting therefore the following:

“Section 1. Certificates of Stock. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors; provided, however, that the Board of Directors may authorize the issuance of some or all of any or all classes or series of shares of the Corporation without certificates in conformity with the applicable requirements of the Delaware General Corporation Law. No authorization of uncertificated shares shall affect previously issued and outstanding shares represented by certificates until such certificates shall have been surrounded to the Corporation. Upon request, every holder of uncertificated shares shall be entitled to receive a certificate. Any certificate shall bear the Corporation seal and shall be signed by the President or a Vice President and by the Treasurer or the Secretary. The Corporation seal and the signatures by Corporation officers may be facsimile if the certificate is manually countersigned by an authorized person on behalf of a transfer agent or registrar other than the Corporation or its employee. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law.”

2. Section 2 of Article IV of the By-Laws is amended by deleting such section in its entirety and substituting therefore the following:

“Section 2. Transfers. Subject to any restrictions on transfer, shares of stock may be transferred only on the books of the Corporation, if such shares are certificated, by the surrender to the Corporation or its transfer agent of the certificate therefore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, or upon proper instructions from the holder of uncertificated shares, in each case, with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require.”

/s/ Robert S. Cummings
Robert S. Cummings, Secretary